INFORMATION

For Immediate Release
January 20, 2005
Contact: 513.271.3700
John A. Kraeutler

MERIDIAN BIOSCIENCE REPORTS RECORD FIRST QUARTER
OPERATING RESULTS, EXECUTES DEFINITIVE AGREEMENT
TO BUY O.E.M. CONCEPTS, DECLARES HIGHER REGULAR CASH DIVIDEND,
AND REAFFIRMS FISCAL 2005 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record first quarter net sales of $18,842,000, a 4% increase over the same period of the prior fiscal year;

•	reported record first quarter net earnings of $2,110,000, an 18% increase over the same period of the prior fiscal year;

•	reported record first quarter diluted per share earnings of $0.14, a 17% increase over the same period of the prior fiscal year based on 15,551,000 average diluted shares outstanding which increased 3% over the same period of fiscal 2004;

•	executed a definitive stock purchase agreement to acquire O.E.M. Concepts, Inc. for $6.0 million in cash and an earnout opportunity of $2.3 million;

•	declared a regular quarterly cash dividend of $0.12 per share, 20% higher than the regular quarterly rate of fiscal 2004; and

•	reaffirmed its recently increased fiscal 2005 guidance of per share diluted earnings between $0.66 and $0.70 on net sales of between $84 million and $88 million.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended December 31
	2004	2003	% Change
Net Sales	$18,842	$18,166	4%
Operating Income	3,467	3,148	10%
Net Earnings	2,110	1,795	18%
Earnings per Share (diluted)	$0.14	$0.12	17%

Cash and Equivalents	$4,987	$3,114
Working Capital	21,486	18,110
Long-term Debt Obligations	14,708	20,879
Shareholders' Equity	37,098	29,018
Total Assets	71,801	66,931

FIRST QUARTER OPERATING RESULTS

Net sales for the first quarter of fiscal 2005, were $18,842,000 as compared to $18,166,000 for the same period of the prior fiscal year, an increase of $676,000 or 4%. Net earnings for the first quarter ended December 31, 2004 were $2,110,000, or $0.14 per diluted share, up 18% and 17%, respectively, over the first quarter of fiscal 2004. Diluted common shares outstanding for the first quarter of fiscal 2005 and 2004 were 15,551,000 and 15,170,000, respectively.

O.E.M. CONCEPTS ACQUISITION

Meridian Bioscience yesterday executed a definitive stock purchase agreement to acquire all of the outstanding capital stock of O.E.M. Concepts, Inc., for $6 million in cash and a performance based earnout opportunity over four years of $2.3 million. O.E.M. Concepts is a leading producer and distributor of biological components headquartered in Toms River, New Jersey. The management team will continue with the Company following the closing of the transaction which is expected to take place within the next thirty days. O.E.M. Concepts manufactures and distributes highly specialized biologicals for the diagnostic, pharmaceutical, and research markets. The Company is a high quality, large-volume producer of monoclonal antibodies that are critical components of commercial diagnostic products used in the diagnosis of infectious diseases and in the monitoring of human protein levels in metabolic disorders, pregnancy, and cardiac disease. This acquisition adds important technologies and capabilities to Meridian’s Life Science business and it will complement Meridian’s expanding life science subsidiaries, BIODESIGN International and Viral Antigens. In addition to its technological capabilities, the acquired business adds proprietary know-how in the production of high-volume, custom biologicals. Through the acquisition and development of advanced enabling technologies, Meridian continues to expand its life science business to support and service researchers, diagnostic test manufacturers, as well as biopharmaceutical and biotechnology companies. The annual revenue rate for O.E.M. Concepts is expected to be in the $5 million to $6 million range for fiscal 2005; earnings per share accretion after giving effect to purchase accounting adjustments, is expected to be between $0.01 and $0.02 per share. Management expects EPS accretion in fiscal 2006 to be between $0.04 and $0.06 per share.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.12 per share for the first quarter ended December 31, 2004. The dividend is of record February 1, 2005 and payable February 8, 2005. The Board of Directors increased the indicated regular quarterly cash dividend rate to $0.12 per share for fiscal 2005. This annual indicated cash dividend rate of $0.48 per share represents a 20% increase over the fiscal 2004 rate of $0.40 per share. Meridian has now increased its regular cash dividend rate twelve times since it established a regular dividend fourteen years ago. Guided by the Company’s policy of setting a payout ratio between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2005 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2005, management expects net sales to be in the range of $84 million to $88 million and per share diluted earnings to be between $0.66 and $0.70. The per share estimates assume an increase in average shares outstanding from approximately 15.3 million at fiscal 2004 year end to 15.9 million at fiscal 2005 year end. Average shares outstanding for fiscal 2005 have been increased from 15.6 million as a result of conversion of the 7% convertible debentures into shares of common stock. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions, including O.E.M. Concepts, the Company might complete during fiscal 2005.

FINANCIAL CONDITION

The Company’s financial condition is sound. At December 31, 2004, current assets were $38,837,000 compared to current liabilities of $17,351,000 thereby producing working capital of $21,486,000 and a current ratio of 2.2. Cash on hand was $4,987,000 and the Company had a borrowing capacity of $22,500,000 under its commercial bank credit facility. Long-term debt obligations were $14,708,000 compared to shareholders’ equity of $37,098,000. Subordinated convertible debt of $13,767,000 due 2006 and 2013, represented 94% of the total long-term debt obligations outstanding. During fiscal 2004 and 2005 to date, the Company redeemed $4,603,000 principal amount of the 7% debentures due September 1, 2006, exchanged $3,889,000 principal amount of the same debentures for new 5% debentures due 2013, and received conversion of $6,563,000 principal amount (408,000 shares). A substantial portion of the conversions occurred after December 31, 2004 so that now the principal amount of 7% debentures outstanding is $4,945,000 and the total amount of debentures outstanding, including 5% debentures, is $8,809,000.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the first quarter of fiscal 2005 and fiscal 2004 (in thousands, except per share data).

	Three Months Ended December 31
	2004	2003
Net sales	$18,842	$18,166
Cost of goods sold	7,829	8,049

Gross profit	11,013	10,117

Operating expenses -
Research and development	833	972
Selling and marketing	3,316	3,044
General and administrative	3,397	2,953

Total operating expenses	7,546	6,969

Operating income	3,467	3,148
Other income (expense)	(260)	(324)

Earnings before income taxes	3,207	2,824
Income tax provision	1,097	1,029

Net earnings	$2,110	$1,795

Net earnings per basic common share	$0.14	$0.12
Weighted average basic common shares outstanding	15,049	14,774

Net earnings per diluted share	$0.14	$0.12
Weighted average diluted common shares outstanding	15,551	15,170

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2005 and fiscal 2004 (in thousands).

	Three Months Ended December 31,
	2004	2003
Net sales (third-party)
U.S. Diagnostics	$11,872	$13,312
European Diagnostics	4,254	3,152
Life Science	2,716	1,702

	$18,842	$18,166

Operating Income
U.S. Diagnostics	$3,040	$3,668
European Diagnostics	329	94
Life Science	70	(419)
Eliminations	28	(195)

	$3,467	$3,148

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, stated, “During the first quarter, our broad portfolio of products and services performed well, despite an influenza season that has not yet emerged. Notably, we demonstrated strong operating efficiency as evidenced by increased gross profit and operating income. We are especially encouraged by the rapid acceptance of our new ImmunoCard® Toxins A&B test for antibiotic-associated colitis. The product is now available in all global markets and we anticipate that it will be an important part of our 2005 revenues.”

William J. Motto, Chairman and Chief Executive Officer, stated, “Our on-going search for attractive new acquisition opportunities has yielded O.E.M. Concepts. We believe this purchase will substantially enhance our Life Science business and add to cash flow and net earnings. Our balance sheet, already strong, has been further improved through conversions of the 7% convertible debentures into shares of common stock. New products are under development and our current products are making further inroads in the diagnostic marketplace. The wisdom of having a broad product portfolio was well demonstrated during the most recent quarter as an influenza outbreak did not materialize. We estimate our per share earnings of $0.14 would have been at least $0.02 higher had the same flu season of last year taken place this year. As we look forward, our plans call for continued sales growth, careful cost controls, attention to cash flow, and higher net earnings. We are comfortable that our business plan can be funded internally while, at the same time, paying out between 75% and 85% of net earnings to our shareholders in the form of cash dividends. Our unwavering focus remains on increasing shareholder value through higher sales and earnings, increased cash dividends, and higher stock prices. We were gratified that the price of our shares recently attained an all-time high.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals along with proteins and other biologicals used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices and diagnostics manufacturers in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com. .

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